Exhibit 5.1

Warner Norcross + Judd LLP
150 Ottawa Avenue NW

Suite 1500
Grand Rapids, Michigan 49503-2832

616-752-2000

www.wnj.com

August 22, 2025

Horizon Bancorp, Inc.

515 Franklin Street

Michigan City, Indiana 46360

Re:	Offering of Common Stock pursuant to Registration Statement on Form S-3

(File No. 333-282292)

Ladies and Gentlemen:

We are special securities counsel to Horizon Bancorp, Inc., an Indiana corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to 7,138,050 shares (the “Shares”) of common stock of the Company, no par value per share. The Shares are to be offered and sold by the Company pursuant to a prospectus supplement, dated August 20, 2025 (the “Prospectus Supplement”), and the accompanying base prospectus, (the “Base Prospectus” and, together with the Prospectus Supplement, the “Prospectus”), that form a part of the Company’s effective Registration Statement on Form S-3 (File No. 333-282292) (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act and declared effective on October 2, 2024. 931,050 of the Shares are purchasable upon exercise of the over-allotment option granted to the underwriters pursuant to the Underwriting Agreement, dated August 20, 2025 (the “Underwriting Agreement”), among the Company, Horizon Bank, Keefe, Bruyette & Woods, Inc. and Performance Trust Capital Partners, LLC.

We are familiar with the proceedings taken by the Company in connection with the authorization of the Shares. We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies.

Based upon the foregoing, we are of the opinion that the Shares, when issued, sold and delivered against payment for the Shares pursuant to the Underwriting Agreement and as described in the Registration Statement and Prospectus, will be validly issued, fully paid, and non-assessable.

We express no opinion as to the applicability of, compliance with or effect of, the law of any jurisdiction other than the laws of the State of Indiana and the federal laws of the United States. The opinions expressed above are as of the date of this letter, and we do not assume an obligation to update or supplement those opinions to reflect a fact or circumstance that in the future comes to our attention or a change in law that in the future occurs or becomes effective. This letter is limited to the matters set forth in it, and no opinions are implied or may be inferred beyond those expressly stated above.

We consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K relating to the offer and sale of the Shares, which Form 8-K will be incorporated by reference into the Registration Statement, and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is rendered for the purposes of Part II, Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K and may not be used, quoted, or referred to or filed for any other purpose without our prior written permission.

Warner Norcross + Judd LLP

By	/s/ Charlie Goode
Charlie Goode, a Partner